                                                                     EXHIBIT 8.2

                          Bracewell & Patterson, L.L.P.
                            711 Louisiana, Suite 2900
                              Houston, Texas 77002

                                July 3, 2001

Lone Star Bancorporation, Inc.
8117 East Freeway
Houston, Texas 77029

Ladies and Gentlemen:

We have acted as counsel to Lone Star Bancorporation, Inc. (the "Company"), a Texas corporation and a registered bank holding company under the Bank Holding Company Act of 1956, as amended (the "BHCA"), in connection with the merger (the "Merger") of the Company with and into Sterling Bancorporation, Inc. ("Merger Sub"), a Delaware corporation which is a registered bank holding company under the BHCA and a wholly owned subsidiary of Sterling Bancshares, Inc. ("Sterling"), a Texas corporation and a registered bank holding company under the BHCA, pursuant to the terms of the Agreement and Plan of Merger dated as of March 1, 2001 by and between Sterling and the Company, as amended by that certain Amendment to Agreement and Plan of Merger dated May 31, 2001, by and among Sterling, Merger Sub and the Company (as amended, the "Merger Agreement"). Sterling has filed with the Securities and Exchange Commission (the "Commission") a registration statement on Form S-4 with respect to the Merger (the "Registration Statement"), under the Securities Act of 1933, as amended (the "Securities Act").

We have examined originals or copies of the Registration Statement and such other documents and records as we have deemed necessary and relevant for the purposes hereof. In addition, we have relied on certificates of officers of the Company, and of public officials and others as to certain matters of fact relating to this opinion and have made such investigations of law as we have deemed necessary and relevant as a basis hereof. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents and records submitted to us as originals, the conformity to authentic original documents and records of all documents and records submitted to us as copies, and the truthfulness of all statements of fact contained therein.

Lone Star Bancorporation, Inc.
July 3, 2001
Page 2

On the basis of the foregoing and upon consideration of applicable law, we are of the opinion that, subject to the qualifications stated therein, the discussion as to the United States federal income tax matters set forth under the caption "Material United States Federal Income Tax Consequences of Merger" in the proxy statement/prospectus, which forms a part of the Registration Statement, summarizes the material United States federal income tax consequences relevant to the Merger.

We hereby consent to the filing of this opinion with the Commission as Exhibit
8.2 to the Registration Statement and to the references to our firm under the heading "Legal Matters" in the proxy statement/prospectus included in the Registration Statement. By giving such consent, we do not admit that we are experts with respect to any part of the Registration Statement, including this Exhibit, within the meaning of the term "expert" as used in the Securities Act or the rules and regulations thereunder.

                                       Very truly yours,

                                       /s/ Bracewell & Patterson, L.L.P.

                                       Bracewell & Patterson, L.L.P.